Exhibit 99.1

UTSTARCOM FILES ITS QUARTERLY REPORT ON FORM 10-Q FOR THE SECOND QUARTER OF 2004 WITH THE SECURITIES AND EXCHANGE COMMISSION

Audit Committee and Management Team Completes Review:

•                  No Changes to Financial Statements As a Result of This Review

•                  Improvements to Company’s Internal Controls To Be Implemented

Separately, an Increase of $0.01 GAAP EPS Will Be Reflected in Second Quarter Filing Due to A Reduction in Cost Of Goods in Q2 2004

ALAMEDA, Calif., August 16, 2004 — UTStarcom, Inc. (Nasdaq: UTSI) today announced that it has filed its quarterly report on Form 10-Q for the second quarter ended June 30, 2004 with the Securities and Exchange Commission (SEC).   This comes after the company filed for an automatic five-day extension with the SEC on August 10, as it wrapped up a review of its internal controls processes that was triggered by a transaction in the amount of $1.9 million.

“While we did not include the $1.9 million in our second quarter earnings results released on July 27, we still felt that the most conservative and appropriate approach for our company and its investors was to complete the entire review of the facts and circumstances and actions around that specific transaction and a broader review of our internal controls process before we submitted our filing to the SEC,” stated Mike Sophie, chief financial officer of UTStarcom.  “Also, as a part of the review we conducted a detailed analysis of the majority of the Company’s non-China revenue transactions for the prior five quarters and determined that there were no discrepancies and that this was an isolated event.”

The findings of this review, however, have led management to conclude that certain significant control deficiencies exist related to the review and evaluation of criteria related to revenue recognition.

In connection with the above findings and in an effort to address the weaknesses identified in the Company’s internal controls, UTStarcom’s management has determined that it will take immediate corrective action. Such action will include:

•                  a centralized review, analysis and control of all non-China revenue recognition by US Corporate management, including receipt of third party evidence of delivery and the final acceptance certificate issued by the customer;

•                  limitations of local signature approval authority for signing contracts; and

•                  additional reconciliation and review of customer site inventory balances.

Separate from the review UTStarcom’s internal accounting group determined that it had incorrectly written off too much inventory to cost-of-goods sold during the second quarter 2004, which resulted in an understatement of its gross margins.  As such, the second quarter 2004 10-Q filing will reflect revised gross margins of 25.6% and GAAP earnings per share of $0.33 compared to gross margins of 25.4% and GAAP earnings per share of $0.32 as reported by the company on July 27, 2004.

In addition, UTStarcom is undertaking a thorough review of its internal controls as part of the Company’s preparation for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Rules describing the requirements for the Company’s independent auditors to be able to attest to the Company’s compliance under Section 404 were adopted in June 2004 and the Company, along with its external service providers, are currently interpreting compliance requirements under Section 404. As a result of this uncertainty, as well as the control deficiencies noted above, UTStarcom cannot be certain that it will be able to comply with the requirements of Section 404 by the December 31, 2004 deadline.

UTStarcom’s management, including the Chief Executive Officer and the Chief Financial Officer, has conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, pursuant to Exchange Act Rule 13a-15(e) and 15d-15(e) as of June 30, 2004. Based on that evaluation, combined with a consideration of the additional procedures described above, the Company’s Chief Executive Officer and the Chief Financial Officer concluded that, notwithstanding the weaknesses described above, the Company’s disclosure controls and procedures are effective in ensuring that all material information required to be disclosed in its quarterly report has been made known to them in a timely fashion and no changes are required at this time.

About UTStarcom, Inc.

UTStarcom is a global leader in IP access networking solutions and international service and support. The company sells its wireline, wireless, optical and switching solutions to operators in both fast growth and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in New Jersey, China, and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release contains statements that are forward-looking in nature, including without limitation statements about the outcome of the actions being taken by the Company to correct certain significant control deficiencies, the effectiveness of the Company’s disclosure controls and procedures, and the ability of the Company to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner, and are subject to risks and uncertainties that may cause actual results to differ materially. The Company refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission

Company Contacts

Chesha Kamieniecki

Sr. Investor Relations Manager

510-749-1560

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